Exhibit 10.1

December 29, 2022

Jennifer Cote

Dear Jennifer:

I am pleased to offer you the position of Interim Chief Financial Officer and Treasurer of Harvard Bioscience, Inc. (the “Company”), effective as of January 1, 2023, reporting directly to me. In connection with your appointment, we would like to adjust your compensation as follows:

1.	Base Salary. Effective January 1, 2023, your annual base salary (your “Base Salary”) will be $270,000.00, paid at a bi-weekly rate of $10,384.62.

2.	Additional Cash Bonus. You will be eligible to receive a cash bonus (your “Cash Bonus”) equal to twenty five percent (25%) of your Base Salary earned in 2023. The Cash bonus will be payable in quarterly installments on March 31, June 30, September 30, and December 31, 2023. To receive your bonus, you must be employed by the Company on the applicable payment date. The Cash Bonus is in addition to any cash incentive bonus that you may be eligible to receive for service in 2023.

3.	One-Time Equity Award. You will be eligible to receive a one-time equity award consisting of time-based restricted stock units (RSUs) having a grant date value of $75,000 (the “One-Time RSU Award”) and vesting on December 29, 2023. The One-Time Equity Award will be subject to valuation methodologies and other terms and conditions applicable to other similarly situated executives of the Company. The One-Time Equity Award is subject to Compensation Committee approval, which we intend to seek at the March meeting of the Compensation Committee. Your One-Time RSU Award will be in addition to any other equity awards that you may be eligible to receive in 2023.

All your other current terms and conditions, covenants, and obligations, of your at-will employment, including those in your April 28, 2022 offer letter, remain in full force and effect.

I congratulate you on this new opportunity and I am looking forward to your future success.

HARVARD BIOSCIENCE, INC. /s/James W. Green Chairman and CEO Date: December 29, 2022	JENNIFER COTE /s/Jennifer Cote Date: December 29, 2022